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                         [SPECTRUM LAW GROUP LETTERHEAD]


                                                                     Exhibit 5.1
                                  July 31, 2003


Excalibur Industries, Inc.
16825 Northchase Drive, Suite 630
Houston, Texas 77060

Gentlemen:

         As special counsel for Excalibur Industries, Inc. (the "Company"), we have examined its Certificate of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about July 31, 2003 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 10,000,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the Excalibur Industries Inc. Employee Stock Incentive Plan and the 2003 Non-Employee Directors and Consultants Retainer Stock Plan (collectively, the "Plan").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates own approximately 70,000 shares of common stock of the Company and may receive a portion of the Shares to be issued pursuant to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Spectrum Law Group, LLP